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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


Timely Transportation, Inc., a Georgia corporation, doing business as "Timely Transportation"

Truck-Net, Inc., a Georgia corporation, doing business as "Truck-Net"

PTG, Inc., a Georgia corporation, doing business as "Rapid Transit"